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                                                                     Exhibit 2.
                                                                     ----------

                                 NEWS RELEASE



FOR RELEASE (8/15/97) AT 6:30 AM EDT
- ------------------------------------
Contact: Kenneth W. Kramer, Vice President, Development and Operations Gary S. Borman, Vice President, Corporate Controller
          Vicki C. Harvell, Executive Assistant
          Matthews Studio Equipment Group
          (818) 525-5200


                       MATTHEWS STUDIO GROUP EXPANDS ITS
                        CREDIT FACILITY TO $50 MILLION


     BURBANK, CA (August 15, 1997) . . . . Matthews Studio Equipment Group
(Nasdaq NM:MATT), a Burbank-based single source supplier of grip, lighting and video equipment and related supplies to the entertainment production industry, today announced the signing of an amended and revised five year credit facility with The Chase Manhattan Bank. The new credit facility expands Matthews' borrowing potential from $21 million to $50 million.

     The expanded credit facility continues Matthews' strong relationship with The Chase Manhattan Bank, provides funds allowing Matthews to continue its strategic growth and diversification strategy, and allows Matthews to reduce its effective borrowing rate by (i) paying-off $5 million of subordinated debt that has a higher rate of interest, and (ii) reducing the borrowing rate on the credit facility itself. The expanded credit facility includes various sub-limits for specific issues, including funds for future acquisitions, Matthews security repurchases and letters of credit.

                                  (continued)
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MATTHEWS ENHANCED CREDIT FACILITY                       August 15, 1997
Page -2-

     According to Mr. Carlos D. DeMattos, Matthews' Chief Executive Officer and Chairman, "The new and expanded credit facility will (i) better allow the Company to attain its goals and objectives, (ii) continue its strategic expansion and diversification strategy, and (iii) provide Matthews with the flexibility to fund growing working capital requirements, purchase new equipment, pay off other debt (e.g., subordinated debt), buyout capital leases and fund future acquisitions, all at more favorable terms than the Company's previous credit facility."

Safe Harbor statement under the Private Securities Litigation Reform Act of
1995:

  Statements in this news release looking forward in time involve risks and uncertainties, including customer order rates, order cancellation rates, late delivery of equipment purchases that could cause subrental costs to increase, dependence on certain customers, dependence on key executives, variability of quarterly results, competition, product liability risks, control by management, fluctuations in film production activities, limited trading market and volatility of stock prices, and other risk factors detailed in the Company's Securities and Exchange Commission filings.

     Matthews Studio Equipment Group designs, manufactures, sells and rents grip, camera (film and video), and lighting support equipment, and related supplies for the film, television, commercial photography and theatrical production industries worldwide.


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